Exhibit 99.1

Vicor Corporation Announces Third Qtr Results

    ANDOVER, Mass.--(BUSINESS WIRE)--Oct. 19, 2004--Vicor Corporation (NASDAQ: VICR) today announced its financial results for the quarter ended September 30, 2004. Revenues for the quarter increased to $43,048,000 compared with $35,877,000 for the corresponding period a year ago. The Company reported a net loss for the quarter of $572,000 compared with a net loss of $7,120,000 in the corresponding period of 2003, and a diluted loss per share of $.01 compared with a diluted loss per share of $.17 in the corresponding period of 2003.
    For the nine months ended September 30, 2004 revenues increased to $130,943,000 from $112,310,000 for the same period of 2003. The
Company reported a net loss for the period of $1,701,000 compared with a net loss of $19,707,000 in 2003, and a diluted loss per share of $.04 compared with a diluted loss per share of $.47 in 2003.
    In the third quarter, revenues increased by 20.0% from the third quarter of 2003, but decreased by 5.1% on a sequential basis from the second quarter of 2004. The book to bill ratio for the third quarter was .94:1 as compared with 1.05:1 in the third quarter of 2003 and ..97:1 in the second quarter of 2004. The Company ended the third quarter with approximately $38.7 million in backlog compared to $41.2 million at the end of the second quarter and $37.0 million at the end of 2003.
    In the third quarter, gross margin improved to 37.7%, compared with 23.9% in the third quarter of 2003.
    Depreciation and amortization in the quarter was $5.2 million and capital additions were $1.0 million. Depreciation expense decreased approximately $300,000 from the third quarter of 2003 and decreased approximately $96,000 from the second quarter of 2004. For the nine months ended September 30, 2004 depreciation and amortization was $15.9 million and capital additions were $3.3 million. This compares with depreciation and amortization of $16.8 million and capital additions of $4.6 million in the corresponding period of 2003.
    The Company reported a loss before taxes of $72,000 for the quarter compared with a loss before taxes of $7,803,000 in the corresponding period of 2003. Tax provisions in 2004 are required as the Company operates in various state and international taxing jurisdictions, subject to a variety of income and related taxes, and due to federal and state taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns. During the third quarter of 2004, the Company provided additional tax expense for potential tax liabilities for certain jurisdictions with open tax periods.
    Inventories increased by approximately $3.9 million to $26.0 million as compared with $22.1 million at the end of 2003 and increased by approximately $2.2 million from the end of the second quarter of 2004. The increase in inventories was primarily due to raw materials and reduced levels of production. The slow down in demand from major markets and geographies that manifested itself at the end of the second quarter gained momentum in the third quarter with customers in affected market segments delaying purchases in the face of adverse or uncertain market conditions.
    Cash and short-term investments were $114.4 million, a decrease of approximately $3.0 million from the end of the second quarter of 2004 and an increase of approximately $5.7 million from the end of 2003. During the quarter, the Company declared and paid a dividend of approximately $3.4 million, made an additional $1.0 million investment in a related entity and repurchased 56,900 shares of its Common Stock for a total of $606,000. The Company has approximately $25.4 million remaining on its authorized stock buy-back plan.
    During the quarter the Company sampled additional V.I Chips, including PRM and VTM models. These Factorized Power Architecture components are slated for general introduction at Electronica, the World's foremost trade show for assemblies and components in electronics, taking place in Munich from November 9th to 12th. At Electronica the Company will also unveil the first family of VIC-Bricks, DC-to-DC converters made of a PRM and a VTM in an industry standard Quarter Brick package. VIC-Bricks offer performance and cost advantages relative to traditional brick assemblies while demonstrating the power of V.I Chips in the familiar context of an old standard package. The Company is continuing to develop additional V.I Chips and increase the breadth of its product offering.
    For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

    Earnings Conference Call

    Vicor will be holding its investor conference call, today, Tuesday, October 19, 2004 at 5:00 p.m. (Eastern Time). Shareholders interested in participating in the call, should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 99467485. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through October 26, 2004. The replay dial-in number is 888-286-8010 and the Passcode is 84782464. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve an increased bookings rate over a longer period, and to successfully leverage the V--I Chips in standard products to promote market acceptance of Factorized Power, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the telecommunications, electronic data processing, industrial control and military electronics markets.



VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                   QUARTER ENDED    NINE MONTHS ENDED
                                    (Unaudited)        (Unaudited)
                                 ----------------- -------------------
                                 SEPT 30, SEPT 30,  SEPT 30,  SEPT 30,
                                   2004     2003      2004      2003
                                 -------- -------- --------- ---------

Net revenues                     $43,048  $35,877  $130,943  $112,310
Cost of sales                     26,817   27,290    82,332    84,279
                                 -------- -------- --------- ---------
Gross margin                      16,231    8,587    48,611    28,031

Costs and expenses
       Sales & administration     10,141   10,230    30,926    30,948
       Research & development      6,706    6,046    19,154    17,213
                                 -------- -------- --------- ---------
                                  16,847   16,276    50,080    48,161

Operating loss                      (616)  (7,689)   (1,469)  (20,130)
                                 -------- -------- --------- ---------

Other income (expense), net          544     (114)      853       224
                                 -------- -------- --------- ---------

Loss before taxes                    (72)  (7,803)     (616)  (19,906)

(Provision) benefit for
 income taxes                       (500)     683    (1,085)      199
                                 -------- -------- --------- ---------

Net loss                           ($572) ($7,120)  ($1,701) ($19,707)
                                 ======== ======== ========= =========

Net loss per share:
        Basic                     ($0.01)  ($0.17)   ($0.04)   ($0.47)
        Diluted                   ($0.01)  ($0.17)   ($0.04)   ($0.47)

Shares outstanding:
        Basic                     42,098   41,851    42,021    41,901
        Diluted                   42,098   41,851    42,021    41,901







VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)


                                                 SEPT 30,     DEC 31,
                                                   2004        2003
                                               (Unaudited) (Unaudited)
                                               ----------- -----------
Assets

Current  Assets
        Cash and cash equivalents                 $38,325     $41,723
        Short-term investments                     76,109      67,046
        Accounts receivable                        22,842      22,493
        Inventories, net                           26,023      22,080
        Deferred tax assets                         3,548       3,548
        Other current assets                        2,311       4,101
                                               ----------- -----------
                  Total current assets            169,158     160,991

Property and equipment, net                        70,147      82,366
Other assets                                        9,918       8,107
                                               ----------- -----------

                                                 $249,223    $251,464
                                               =========== ===========

Liabilities and Stockholders' Equity

Current Liabilities
        Accounts payable                           $6,920      $5,078
        Accrued compensation and benefits           3,541       3,541
        Other accrued liabilities                  11,387      11,825
                                               ----------- -----------
                 Total current liabilities         21,848      20,444

Deferred income taxes - long-term                   4,242       4,362

Stockholders' Equity
        Capital stock                             149,308     147,155
        Retained earnings                         178,791     183,863
        Treasury stock                           (104,966)   (104,360)
                                               ----------- -----------
                 Total stockholders' equity       223,133     226,658
                                               ----------- -----------

                                                 $249,223    $251,464
                                               =========== ===========



    CONTACT: Vicor Corporation
             Mark A. Glazer, 978-470-2900
             Fax: 978-749-3439